Exhibit 10.1

GlobalSantaFe Corporation 15375 Memorial Drive Houston, Texas 77079-4101

Notice of Grant of Restricted Stock Units

Date:	[Grant Date]

To:	____________

From:	Cheryl D. Richard

Subject:	Performance-Awarded Restricted Stock Units

In order to provide you with an added incentive and encourage your continued dedication and service to GlobalSantaFe,              Performance-Awarded Restricted Stock Units, each representing an ordinary share of GlobalSantaFe Corporation stock, have been granted to you effective [Grant Date]. Your Restricted Stock Units are evidenced by a credit to a book entry account in the company’s records, and this memorandum and its attachment are the only evidence of your grant that you will receive.

Your Restricted Stock Units are subject to the terms and conditions set forth in the attachment to this memorandum. Among other things, the terms and conditions provide that your Restricted Stock Units will vest and will be paid to you in ordinary shares of GlobalSantaFe Corporation after three years, on [Normal Vesting Date], at which time accrued dividends will be paid to you in cash provided that you remain continuously employed with the company or any of its affiliates through that date. The Restricted Stock Units are, however, subject to earlier vesting or forfeiture in certain specified events. Until your Restricted Stock Units vest and are paid to you in shares, you will not have any rights as a shareholder with respect to the ordinary shares represented by the Restricted Stock Units.

Please read the attached terms and conditions of your Restricted Stock Units carefully. If you have any questions, you may call the company’s Stock Plan Administrator at 281-925-6000.

Cheryl D. Richard

Attachment

GLOBALSANTAFE CORPORATION

TERMS AND CONDITIONS

OF

PERFORMANCE-AWARDED RESTRICTED STOCK UNITS

GlobalSantaFe Corporation (the “Company”), desiring to provide you with an added incentive as an employee of or consultant to the Company or of one or more of its affiliates, has granted to you, pursuant to the GlobalSantaFe 2003 Long-Term Incentive Plan (the “Plan”), units (“Restricted Stock Units”) representing ordinary shares, $.01 par value per share, of the Company (“Ordinary Shares”), subject to the restrictions and other terms and conditions outlined herein (the “Terms and Conditions”) and the terms and conditions of the Plan as amended from time to time in accordance with its terms. This grant of Restricted Stock Units is awarded to encourage your continued dedication and service to the Company and is intended to motivate you to continue your efforts to enhance shareholder value by increasing your potential stake as a shareholder and thereby aligning your interests more directly with the interests of the Company’s other shareholders. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1.	Restricted Stock Unit Grant. Subject to the restrictions and other terms and conditions outlined herein (the “Terms and Conditions”) and the terms and conditions of the Plan as amended from time to time in accordance with its terms, you are granted the number of Restricted Stock Units stated in the memorandum to which these Terms and Conditions are attached (the “Memorandum”), effective as of the date stated in the Memorandum (the “Grant Date”). Each Restricted Stock Unit represents one Ordinary Share. During the period of time between the Grant Date and the earlier of the date your Restricted Stock Units vest or are forfeited (the “Restricted Period”), your Restricted Stock Units will be evidenced by a credit to a book entry account in the Company’s records.

2.

Agreement. By accepting the Restricted Stock Units granted hereunder, you represent and agree that (i) you will abide by these Terms and Conditions, the terms and conditions of the Plan, and such other terms and conditions as may be imposed by the Committee, (ii) you will not induce or solicit, directly or indirectly, any employee of the Company or of an affiliate of the Company to terminate such employee’s employment with the Company or such affiliate and (iii) during the course of your service as an employee of or consultant to the Company and at all times thereafter, you will not disclose to others or use other than for the benefit of the Company and its affiliates, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean the information about the Company or any of its affiliates that you learned in the course of performing your duties with the Company or any of its affiliates, including, without limitation, any proprietary knowledge, trade secrets, data, information and customer lists unless such disclosure is required by law or authorized by the Company.

3.	Vesting. Except as otherwise provided in Sections 8 and 9, your Restricted Stock Units will vest on the third anniversary of the Grant Date, at which time the restrictions imposed by these Terms and Conditions will be removed and your Restricted Stock Units and dividend equivalent payments will be payable to you pursuant to the payment provisions of Section 7; provided that you serve continuously as an employee of or consultant to the Company or any affiliate or successor company throughout the three-year period following the Grant Date (the “Vesting Period”). Restricted Stock Units that do not vest and dividend equivalent payments that do not become payable pursuant to Section 7 shall be forfeited to the Company, and you shall not thereafter have any rights with respect to such forfeited Restricted Stock Units or dividend equivalent payments.

4.	Restrictions. Except as authorized by Section 5, any Restricted Stock Units granted hereunder may not be sold, assigned, pledged or otherwise transferred prior to satisfaction of the payment provisions of Section 7.

5.	Transfer. You may transfer Restricted Stock Units to (i) your spouse, children or grandchildren (“Immediate Family Members”), (ii) a trust or trusts for your exclusive benefit or the exclusive benefit of your Immediate Family Members, (iii) a partnership in which you and/or your Immediate Family Members are the only partners, (iv) a transferee pursuant to a judgment, decree or order relating to child support, alimony or marital property rights that is made pursuant to a domestic relations law of a state or country with competent jurisdiction (a “Domestic Relations Order”), or (v) such other transferee as may be approved by the committee described in the Plan (the “Committee”) in its sole and absolute discretion; provided however that (x) the Committee may prohibit any transfer with or without cause in its sole and absolute discretion, and (y) subsequent transfers of transferred Restricted Stock Units or any portion thereof are prohibited except those to or by you in accordance with this Section 5 or pursuant to a Domestic Relations Order. Following any transfer, the Restricted Stock Units will continue to be subject to the same restrictions described in these Terms and Conditions as were applicable immediately prior to the transfer, and any and all terms of these Terms and Conditions, other than those in items (ii) and (iii) in Section 2, will apply to the transferee.

Each transfer permitted in this Section will be effected by written notice thereof duly signed and delivered by the transferor to the Secretary of the Company at the Company’s principal business office. Such notice will state the name and address of the transferee, the number of Restricted Stock Units being transferred, and such other information as may be requested by the Secretary.

The person or persons entitled to receive dividend equivalent payments with respect to the Restricted Stock Units and to receive Ordinary Shares upon vesting of the Restricted Stock Units will be that person or those persons appearing on the Company’s registry books as the owner or owners of the Restricted Stock Units. The Company will have no obligation to, or liability for any failure to, notify you or any transferee of any forfeiture of Restricted Stock Units or of any event that will or might result in such forfeiture.

6.	Dividend Equivalent Payments. Upon payment during the Restricted Period of any dividend with respect to Ordinary Shares, you will be credited on the books of the Company with a cash amount equal to the per share amount of such dividend multiplied by the number of Restricted Stock Units you are granted hereunder. Accrued dividend equivalent payments credited to you will be payable to you pursuant to the payment provisions of Section 7.

7.	Payment. Upon satisfaction of the vesting conditions set forth in Sections 3, 8 or 9, (i) your Restricted Stock Units will be payable to you in the form of a transfer to you of a number of Ordinary Shares equal to the number of your vested Restricted Stock Units, and (ii) all dividend equivalent payments credited to you pursuant to Section 6 in respect of the Restricted Stock Units that are paid to you in the form of a transfer of Ordinary Shares will be payable to you, without interest, in cash.

8.	Termination of Service.

(a)	Involuntary Termination Without Cause. If, during the Vesting Period, your service as an employee of or consultant to the Company and its affiliates is terminated by the Company and/or an affiliate without Cause (as hereinafter defined), a portion of your Restricted Stock Units will vest, prorated for the nearest number of whole months you were an employee or consultant during the Vesting Period. The balance of your Restricted Stock Units will be forfeited.

(b)	Voluntary Termination or Termination With Cause. If, during the Vesting Period, either you voluntarily terminate your service as an employee of or consultant to the Company and its affiliates or your service as an employee of or consultant to the Company and its affiliates is terminated with Cause, your Restricted Stock Units are forfeited.

(c)

Retirement. If, during the Vesting Period, your service with the Company and its affiliates terminates (for any reason other than Cause, death or disability) and you have attained your “early retirement date” as defined in the GlobalSantaFe Retirement Plan for Employees (or would have attained such “early retirement date” based on your age and service had you been eligible to participate in such plan), your Restricted Stock Units will thereafter vest to the same extent and at the same time as they would have vested under Sections 3, 8(d) or 9 if you had remained an employee or consultant; provided however that if, during the Vesting Period, you go to work for a competitor of the Company and/or of an affiliate, including without limitation as an employee of or consultant to the competitor, as determined by the Committee, your Restricted Stock Units are forfeited. If this subsection (c) and any other subsection of this Section 8 both apply, this subsection (c) will prevail.

(d)	Termination by Reason of Death or Disability. If, during the Vesting Period, your service as an employee of or consultant to the Company and its affiliates is terminated as a result of your death or disability, your Restricted Stock Units will vest upon your termination of service. For purposes of the preceding sentence, the term “disability” shall mean any complete and permanent disability as defined in Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision thereto) and determined in accordance with the procedures set forth in the regulations thereunder.

For purposes of these Terms and Conditions, a termination of your service as an employee of or consultant to the Company and its affiliates will be deemed to occur at the close of business on the earliest of (i) the last day on which you are assigned to a position with the Company or any of its affiliates for the purpose of performing your occupation, in the case of termination by reason of your death, disability or retirement, (ii) the last day of an approved leave of absence if you do not resume the performance of your occupation for the Company or any of its affiliates on or before the next business day, and (iii) the last day on which you are assigned to a position with the Company or any of its affiliates for the purpose of performing your occupation in any other case. For purposes of these Terms and Conditions, you shall not be considered to be an employee or consultant for the period during which you are entitled to receive salary continuation under any agreement, policy, plan or other arrangement with the Company or any of its affiliates.

You may be terminated with “Cause” if you willfully engage in conduct that is materially injurious to the Company and/or an affiliate, monetarily or otherwise; provided however that (i) no termination of your service shall be with Cause until you have been delivered a copy of a written notice setting forth that you were guilty of the conduct and specifying the particulars thereof in detail and (ii) termination solely on account of inadequate performance or incompetence shall not constitute termination with Cause. No act or failure to act shall be considered “willful” unless you have acted or failed to act without a reasonable belief that your action or failure to act was in the best interest of the Company and its affiliates. Notwithstanding anything contained in these Terms and Conditions to the contrary, your failure to perform after notice of termination is given shall not constitute Cause.

9.	Change in Control. If a Change in Control occurs while you are an employee of or consultant to the Company and/or an affiliate, your Restricted Stock Units will vest on the date of such Change in Control.

A “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than an Excluded Person (as defined below), of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of either (A) the then outstanding common or ordinary shares of the Company or of any affiliate of the Company by which you are employed or to which you are a consultant or which directly or indirectly owns or controls any affiliate by which you are employed or to which you are a consultant (the “Outstanding Company Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company or of any affiliate of the Company by which you are employed or to which you are a consultant or which directly or indirectly owns or controls any affiliate by which you are employed or to which you are a consultant entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided however that neither an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any affiliate controlled by the Company nor an acquisition by an affiliate of the Company that remains under the Company’s control will constitute a Change in Control; or

(ii) Individuals who, as of the date hereof, constitute the Board (as defined below) (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s equityholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (meaning a solicitation of the type that would be subject to Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the equityholders of the Company of a reorganization, merger, consolidation or similar transaction to which the Company or any affiliate is a party, in each case unless, following such reorganization, merger, consolidation or similar transaction, (A) more than 50% of, respectively, the then outstanding ordinary shares or shares of common stock of the corporation or other entity resulting from such reorganization, merger, consolidation or similar transaction and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or similar transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or similar transaction, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (B) 50% of, respectively, the then outstanding ordinary shares or shares of common stock of the parent of the corporation or other entity resulting from such reorganization, merger, consolidation or similar transaction and the combined voting power of the then outstanding voting securities of the parent of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or similar transaction, (C) no Person (excluding the Company, any affiliate of the Company that remains under the Company’s control, any employee benefit plan (or related trust) sponsored or maintained by the Company or by any affiliate controlled by the Company or such corporation resulting from such reorganization, merger, consolidation or similar transaction, and any Person beneficially owning, immediately prior to such reorganization, merger, consolidation or similar transaction, directly or indirectly, 35% or more of the Outstanding Company Ordinary Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding ordinary shares or shares of common stock of the corporation or other entity resulting from such reorganization, merger, consolidation or similar transaction or the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors, and (D) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, consolidation or similar transaction were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or similar transaction; or

(iv) Approval by the equityholders of the Company of any plan or proposal which would result directly or indirectly in (A) a complete liquidation or dissolution of the Company or of any affiliate of the Company by which you are employed or to which you are a consultant, or (B) any sale or other disposition (or similar transaction) (in a single transaction or series of related transactions) of (x) 50% or more of the assets or earnings power of the Company or any affiliate of the Company by which you are employed or to which you are a consultant or which, directly or indirectly owns or controls any affiliate by which you are employed or to which you are a consultant or (y) business operations which generated a majority of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been completed) of the Company and its affiliates immediately prior thereto, other than to an affiliate of the Company or to a corporation or other entity with respect to which following such sale or other disposition (I) more than 50% of, respectively, the then outstanding ordinary shares or shares of common stock of such corporation or other entity and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding the Company, any affiliate of the Company that remains under the Company’s control, any employee benefit plan (or related trust) sponsored or maintained by the Company or by any affiliate controlled by the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Outstanding Company Ordinary Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding ordinary shares or shares of common stock of such corporation or other entity or the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors, and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets; or

(v) Approval by the equityholders of the Company of a “merger of equals” (which for purposes of this Subsection shall mean a merger with another company of relatively equal size) to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of such merger shall have beneficial ownership of less than 55% of the combined voting power for election of members of the board (or equivalent) of the surviving entity or its parent following the effective date of such merger, provided that the Board shall have authority to increase said percentage as may in its sole discretion be deemed appropriate to cover a specific transaction.

For purposes of the preceding sentence, (a) the term “Excluded Person” shall mean and include (i) any corporation beneficially owned by shareholders of the Company in substantially the same proportion as their ownership of shares of the Company and (ii) the Company and any affiliate of the Company; and (b) the term “Board” shall mean the board of directors of the Company.

10.	Rights as a Stockholder. Neither you, nor any person claiming through you, shall have any rights as a stockholder with respect to the Ordinary Shares represented by your Restricted Stock Units unless and until all these Terms and Conditions and the terms of the Plan that affect you or such other person shall have been complied with as specified herein and Ordinary Shares have been transferred to you in accordance with Section 7.

11.	Adjustments. The Restricted Stock Units are subject to adjustment (including, without limitation, as to the number and type of shares represented by the Restricted Stock Units) in the sole discretion of the Committee and in such manner as the Committee may deem equitable and appropriate in connection with the occurrence of any of the events described in the adjustment provisions of the Plan following the Grant Date.

12.	Requirements of Law and Stock Exchanges. Your right to the Restricted Stock Units and the issuance and delivery of the Ordinary Shares are subject to compliance with all applicable requirements of law. In addition, the Company will not be required to deliver any Ordinary Shares if such delivery would violate any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Ordinary Shares are listed or quoted.

13.	Wage Withholding and Employment Taxes. No Ordinary Shares shall be delivered to or in respect of you by the Company upon the vesting of your Restricted Stock Units unless and until the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares, if any, has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee pursuant to the withholding provisions of the Plan. Unless the Committee otherwise determines in its sole discretion, such withholding requirements will be satisfied by withholding Ordinary Shares that would otherwise be delivered to you pursuant to these Terms and Conditions. All Ordinary Shares withheld or surrendered will be valued at their Fair Market Value on the date the withholding obligation arises.

14.	Continued Service and Future Grants. Neither the grant of Restricted Stock Units nor the other arrangements outlined herein give you the right to remain an employee of or consultant to the Company or any of its affiliates or to be selected to receive similar or identical grants in the future.

15.	Company’s Rights. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or its shareholders to undertake or accomplish any corporate act.

16.	Notices. Notice or other communication to the Company with respect to these Terms and Conditions must be made in writing and delivered to: Secretary, GlobalSantaFe Corporation, at its principal business office, Houston, Texas.

17.	Governing Law. These Terms and Conditions shall be governed by, and construed in accordance with, the laws of the state of Texas.

18.	Section 280G Payments.

(a)	General Rule. Notwithstanding any contrary provisions in any plan, program or policy of the Company or any affiliate and except as provided in subsection (b), if all or any portion of the benefits payable under these Terms and Conditions, either alone or together with other payments and benefits which you receive or are entitled to receive from the Company or any affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce your payments and benefits payable under these Terms and Conditions to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to you under these Terms and Conditions, plus (ii) all other payments and benefits which you receive or are then entitled to receive from the Company or any affiliate that, alone or in combination with the payments and benefits payable under these Terms and Conditions (after taking into account any reduction contemplated in subsection (c)), would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the payment under these Terms and Conditions), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

(b)	Exception if Gross-Up Applies. If you are entitled to a Gross-Up Payment with respect to an Additional Parachute Payment paid pursuant to any other plan, program or policy of the Company or any affiliate, the provisions of Section 18(a) shall not apply. A “Gross-Up Payment” means a payment by the Company or an affiliate to cover the excise tax imposed on an Additional Parachute Payment by Section 4999 of the Code.

(c)	Ordering Rule. Notwithstanding any contrary provisions in any other plan, program or policy of the Company or any affiliate, if any plan, program or policy of the Company or any affiliate provides for a reduction designed to avoid Code Section 4999 excise tax, such reduction shall first be applied to any Additional Parachute Payment subject to such reduction and, after having given effect to such reduction, the provisions of this Section 18(a) shall apply to the benefits payable under these Terms and Conditions.

19.	The Plan, the Board of Directors and the Committee. The Restricted Stock Units are granted to you under and pursuant to the Plan as the same shall have been amended from time to time in accordance with its terms. The decision of the Company’s board of directors or the Committee on any questions concerning the interpretation or administration of the Plan or any matters covered in these Terms and Conditions will be final and conclusive. No amendment to the Plan or decision of the board of directors or the Committee will deprive you, without your consent, of any rights hereunder.

A copy of the Plan in its present form is available at the Company’s principal office for inspection during business hours by you or other persons who may be entitled to any of the Restricted Stock Units as contemplated herein.

(Rev. 2-05)